EXHIBIT 12b


                                    TXU CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
    AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS



                                                Three Months Ended March 31,
                                              ----------------------------------
                                                    2001            2000
                                                    ----            ----
                                              Millions of Dollars, Except Ratios

EARNINGS:
  Net income                                    $     201        $     193
  Add: Total federal income taxes                      93               87
       Fixed charges (see detail below)               423              407
       Preferred dividends of subsidiaries              3                4
                                                 --------         --------
         Total earnings                         $     720        $     691
                                                 ========         ========

FIXED CHARGES:
  Interest expense                              $     372        $     360
  Rentals representative of the interest factor        20               19
  Distributions on preferred trust securities
   of subsidiaries*                                    31               28
                                                 --------         --------
       Fixed charges deducted from earnings           423              407
  Preferred dividends of subsidiaries (pretax)**        4                6
                                                 --------         --------
       Total fixed charges                            427              413
                                                 --------         --------

  Preference dividends of registrant (pretax)**         7                -
                                                 --------         --------

       Fixed charges and preference dividends   $     434        $     413
                                                 ========         ========

RATIO OF EARNINGS TO FIXED CHARGES                   1.69             1.67
                                                 ========         ========

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERENCE DIVIDENDS                   1.66             1.67
                                                 ========         ========


*   Distributions of preferred trust securities are deductible for tax purposes.

** Preferred/preference dividends multiplied by the ratio of pre-tax income to net income.